                      [LETTERHEAD OF CHASE APPEARS HERE]

                           GLOBAL CUSTODY AGREEMENT

     This AGREEMENT is effective August   , 1996, and is between THE CHASE
MANHATTAN BANK (the "Bank") and VAN ECK FUNDS (the "Customer").

1.   CUSTOMER ACCOUNTS.

     The Bank agrees to establish and maintain the following accounts ("Accounts"):

     (a) A custody account in the name of the Customer ("Custody Account") for any and all stocks, shares, bonds, debentures, notes, mortgages or other obligations for the payment of money, bullion, coin and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same or evidencing or representing any other rights or interests therein and other similar property whether certificated or uncertificated as may be received by the Bank or its Subcustodian (as defined in Section 3) for the account of the Customer ("Securities"); and

     (b) A deposit account in the name of the Customer ("Deposit Account") for any and all cash in any currency received by the Bank or its Subcustodian for the account of the Customer, which cash shall not be subject to withdrawal by draft or check.

     The Customer warrants its authority to: 1) deposit the cash and Securities ("Assets") received in the Accounts and 2) give Instructions (as defined in
Section 11) concerning the Accounts. The Bank may deliver securities of the same class in place of those deposited in the Custody Account.

     Upon written agreement between the Bank and the Customer, additional Accounts may be established and separately accounted for as additional Accounts under the terms of this Agreement.

2.   MAINTENANCE OF SECURITIES AND CASH AT BANK AND SUBCUSTODIAN LOCATIONS.

     Unless Instructions specifically require another location acceptable to the
     Bank:

     (a) Securities will be held in the country or other jurisdiction in which the principal trading market for such Securities is located, where such Securities are to be presented for payment or where such Securities are acquired; and

     (b) Cash will be credited to an account in a country or other jurisdiction in which such cash may be legally deposited or is the legal currency for the payment of public or private debts.

     Cash may be held pursuant to Instructions in either interest or non-interest bearing accounts as may be available for the particular currency. To the extent Instructions are issued and the Bank can comply with such Instructions, the Bank is authorized to maintain cash balances on deposit for
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the Customer with itself or one of its affiliates at such reasonable rates of interest as may from time to time be paid on such accounts, or in non-interest bearing accounts as the Customer may direct, if acceptable to the Bank.

     If the Customer wishes to have any of its Assets held in the custody of an institution other than the established Subcustodians as defined in Section 3 (or their securities depositories), such arrangement must be authorized by a written agreement, signed by the Bank and the Customer.

3.   SUBCUSTODIANS AND SECURITIES DEPOSITORIES.

     The Bank may act under this Agreement through the subcustodians listed in Schedule A of this Agreement with which the Bank has entered into subcustodial agreements ("Subcustodians"). The Customer authorizes the Bank to hold Assets in the Accounts in accounts which the Bank has established with one or more of its branches or Subcustodians. The Bank and Subcustodians are authorized to hold any of the Securities in their account with any securities depository in which they participate.

     The Bank reserves the right to add new, replace or remove Subcustodians. The Customer will be given reasonable notice by the Bank of any amendment to Schedule A. Upon request by the Customer, the Bank will identify the name, address and principal place of business of any Subcustodian of the Customer's Assets and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.

4.   USE OF SUBCUSTODIAN.

     (a) The Bank will identify the Assets on its books as belonging to the Customer.

     (b) Where permissible under local law and regulation, a Subcustodian will hold such Assets together with assets belonging to other customers of the Bank in accounts identified on such Subcustodian's books as special custody accounts for the exclusive benefit of customers of the Bank. Where the foregoing method of holding is not so permissible, then a Subcustodian will hold such Assets in a manner consistent with local law and regulation and consistent with beneficial title to such Assets not being held by the Subcustodian.

     (c) Any Assets in the Accounts held by a Subcustodian will be subject only to the instructions of the Bank or its agent. Any Securities held in a securities depository for the account of a Subcustodian will be subject only to the instructions of such Subcustodian.

     (d) Any agreement the Bank enters into with a Subcustodian for holding its customer's assets shall provide that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian except for safe custody or administration, and that the beneficial ownership of such assets will be freely transferable without the payment of money or value other than for safe custody or administration. The foregoing shall not apply to the extent of any special agreement or arrangement made by the Customer with any particular Subcustodian.

5.   DEPOSIT ACCOUNT TRANSACTIONS.

     (a) The Bank or its Subcustodians will make payments from the Deposit Account upon receipt of Instructions which include all information required by the Bank.

     (b) In the event that any payment to be made under this Section 5 exceeds the funds available in the Deposit Account, the Bank, in its discretion, may advance the Customer such excess amount which shall be deemed a loan payable on demand, bearing interest at the rate customarily charged by the Bank on similar loans.

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     (c)  If the Bank credits the Deposit Account on a payable date, or at any time prior to actual collection and reconciliation to the Deposit Account, with interest, dividends, redemptions or any other amount due ("AutoCredit"), the Customer will promptly return any such amount upon oral or written notification:
(i) that such amount has not been received in the ordinary course of business or
(ii) that such amount was incorrectly credited. If the Customer does not promptly return any amount upon such notification, the Bank shall be entitled, upon oral or written notification to the Customer, to reverse such credit by debiting the Deposit Account for the amount previously credited. The Bank or its Subcustodian shall have no duty or obligation to institute legal proceedings, file a claim or a proof of claim in any insolvency proceeding or take any other action with respect to the collection of such amount, but may act for the Customer upon Instructions after consultation with the Customer.

6.   CUSTODY ACCOUNT TRANSACTIONS.

     (a) Securities will be transferred, exchanged or delivered by the Bank or its Subcustodian upon receipt by the Bank of Instructions which include all information required by the Bank. Settlement and payment for Securities received for, and delivery of Securities out of, the Custody Account shall, where feasible, be made in such manner as set forth in Instructions form the Customer it being understood, however, that settlement and payment shall be made in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivery of Securities to a purchaser, dealer or their agents against a receipt with the expectation of receiving later payment and free delivery. In connection with the foregoing, where Customer specifies delivery versus payment in a settlement Instruction for a given trade, the Bank shall promptly advise Customer in the event that such method is unavailable and then shall settle such trade either in accordance with local market practice or, if the Customer has made particular arrangements for delivery versus payment of which the Customer shall advise the Bank and which are acceptable to the Bank, in accordance with such arrangements. Delivery of Securities out of the Custody Account may also be made in any manner specifically required by Instructions acceptable to the Bank.

     (b) The Bank, in its discretion, may credit or debit the Accounts on a contractual settlement date with cash or Securities with respect to any sale, exchange or purchase of Securities. Otherwise, such transactions will be credited or debited to the Accounts on the date cash or Securities are actually received by the Bank and reconciled to the Account.

     (i) The Bank may reverse credits or debits made to the Accounts in its discretion if the related transaction fails to settle within a reasonable period, determined by the Bank in its discretion, after the contractual settlement date for the related transaction.

     (ii) If any Securities delivered pursuant to this Section 6 are returned by the recipient thereof, the Bank may reverse the credits and debits of the particular transaction at any time.

7.   ACTIONS OF THE BANK.

     The Bank shall follow Instructions received regarding assets held in the Accounts. However, until it receives Instructions to the contrary, the Bank will:

     (a) Present for payment any Securities which are called, redeemed or retired or otherwise become payable and all coupons and other income items which call for payment upon presentation, to the extent that the Bank or Subcustodian is actually aware of such opportunities.

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

     (b) Execute in the name of the Customer such ownership and other certificates as may be required to obtain payments in respect of Securities.

     (c) Exchange interim receipts or temporary Securities for definitive Securities.

     (d) Appoint brokers and agents for any transaction involving the Securities, including, without limitation, affiliates of the Bank or any Subcustodian.

     (e) Issue statements to the Customer, at times mutually agreed upon, identifying the Assets in the Accounts.

     The Bank will send the Customer an advice or notification of any transfers of Assets to or from the Accounts. Such statements, advices or notifications shall indicate the identity of the entity having custody of the Assets. Unless the Customer sends the Bank a written exception or objection to any Bank statement within the lesser of 60 days after its next semiannual audit covering any period included in the statement or 180 days of receipt, the Customer shall be deemed to have approved such statement. In such event, or where the Customer has otherwise approved any such statement, the Bank shall, to the extent permitted by law, be released, relieved and discharged with respect to all matters set forth in such statement or reasonably implied therefrom as though it had been settled by the decree of a court of competent jurisdiction in an action where the Customer and all persons having or claiming an interest in the Customer or the Customer's Accounts were parties.

     All collections of funds or other property paid or distributed in respect of Securities in the Custody Account shall be made at the risk of the Customer. The Bank shall have no liability for any loss occasioned by delay in the actual receipt of notice by the Bank or by its Subcustodians of any payment, redemption or other transaction regarding Securities in the Custody Account in respect of which the Bank has agreed to take any action under this Agreement. With respect to income on Securities which is not subject to AutoCredit, the Bank shall advise the Customer of a failure to receive such income in the ordinary course of business, but a failure to provide such notice shall not render the Bank liable for any such amount except to the extent such failure directly results in Customer's inability to recover such income.

8.   CORPORATE ACTIONS; PROXIES; TAX RECLAIMS.

     (a)  Corporate Actions.  Whenever the Bank receives information concerning
          -----------------
the Securities which requires discretionary action by the beneficial owner of the Securities (other than a proxy), such as subscription rights, bonus issues, stock repurchase plans and rights offerings, or legal notices or other material intended to be transmitted to securities holders ("Corporate Actions"), the Bank will give the Customer notice of such Corporate Actions to the extent that the Bank's central corporate actions department has actual knowledge of a Corporate Action in time to notify its customers.

     When a rights entitlement or a fractional interest resulting from a rights issue, stock dividend, stock split or similar Corporate Action is received which bears an expiration date, the Bank will endeavor to obtain Instructions from the Customer or its Authorized Person, but if Instructions are not received in time for the Bank to take timely action, or actual notice of such Corporate Action was received too late to seek Instructions, the Bank is authorized to sell such rights entitlement or fractional interest and to credit the Deposit Account with the proceeds or take any other action it deems, in good faith, to be appropriate in which case it shall be held harmless for any such action.

     (b)  Proxy Voting. The Bank shall provide proxy voting services, if elected
          ------------
by the Customer, in accordance with the terms of the proxy voting services rider hereto. Proxy voting services may be provided by the Bank or, in whole or in part, by one or more third parties appointed by the Bank (which may be affiliates of the Bank).

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     (c)   Tax Reclaims.
           ------------

     (i) Subject to the provisions hereof, the Bank will apply for a reduction of withholding tax and any refund of any tax paid or tax credits which apply in each applicable market in respect of income payments on Securities for the benefit of the Customer which the Bank believes may be available to such Customer.

     (ii)  The provision of tax reclaim services by the Bank is conditional upon the Bank receiving from the beneficial owner of Securities (A) a declaration of its identity and place of residence and (B) certain other documentation reasonably requested by Bank (pro forma copies of which are
                                            --- -----
available from the Bank). The Customer acknowledges that, if the Bank does not receive such declarations, documentation and information, additional United Kingdom taxation will be deducted from all income received in respect of Securities issued outside the United Kingdom and that U.S. non-resident alien tax or U.S. backup withholding tax will be deducted from U.S. source income. The Customer shall provide to the Bank such documentation and information as it may require in connection with taxation, and warrants that, when given, this information shall be true and correct in every respect, not misleading in any way, and contain all material information. The Customer undertakes to notify the Bank immediately if any such information requires updating or amendment.

     (iii) The Bank shall not be liable to the Customer or any third party for any tax, fines or penalties payable by the Bank or the Customer, and shall be indemnified accordingly, whether these result from the inaccurate completion of documents by the Customer or any third party, or as a result of the provision to the Bank or any third party of inaccurate or misleading information or the withholding of material information by the Customer or any other third party, or as a result of any delay of any revenue authority or any other matter beyond the control of the Bank.

     (iv) The Customer confirms that the Bank is authorized to deduct from any cash received or credited to the deposit account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of the Securities or Cash Accounts.

     (v) The Bank shall perform tax reclaim services only with respect to taxation levied by the revenue authorities of the countries notified to the Customer from time to time and the Bank may, by notification in writing, at its absolute discretion, supplement or amend the markets in which the tax reclaim services are offered. Other than as expressly provided in this sub-clause, the Bank shall have no responsibility with regard to the Customer's tax position or status in any jurisdiction.

     (vi) The Customer confirms that the Bank is authorized to disclose any information requested by any revenue authority or any governmental body in relation to the Customer or the Securities and/or Cash held for the Customer.

     (vii) Tax reclaim services may be provided by the Bank or, in whole or in part, by one or more third parties appointed by the Bank (which may be affiliates of the Bank); provided that the Bank shall be liable for the performance of any such third party to the same extent as the Bank would have been if it performed such services itself.

9.   NOMINEES.

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

     Securities which are ordinarily held in registered form may be registered in a nominee name of the Bank, Subcustodian or securities depository, as the case may be. The Bank may without notice to the Customer cause any such Securities to cease to be registered in the name of any such nominee and to be registered in the name of the Customer. In the event that any Securities registered in a nominee name are called for partial redemption by the issuer, the Bank may allot the called portion to the respective beneficial holders of such class of security in any manner the Bank deems to be fair and equitable. The Customer agrees to hold the Bank, Subcustodians, and their respective nominees harmless from any liability arising directly or indirectly from their status as a mere record holder of Securities in the Custody Account.

10.  AUTHORIZED PERSONS.

     As used in this Agreement, the term "Authorized Person" means employees or agents including investment managers as have been designated by written notice from the Customer or its designated agent to act on behalf of the Customer under this Agreement. Such persons shall continue to be Authorized Persons until such time as the Bank receives Instructions from the Customer or its designated agent that any such employee or agent is no longer an Authorized Person.

11.  INSTRUCTIONS.

     The term "Instructions" means instructions of any Authorized Person received by the Bank, via telephone, telex, TWX, facsimile transmission, bank wire or other teleprocess or electronic instruction or trade information system acceptable to the Bank which the Bank reasonably believes in good faith to have been given by Authorized Persons or which are transmitted with proper testing or authentication pursuant to terms and conditions which the Bank may specify. Unless otherwise expressly provided, all Instructions shall continue in full force and effect until canceled or superseded.

     Any Instructions delivered to the Bank by telephone shall promptly thereafter be confirmed in writing by an Authorized Person (which confirmation may bear the facsimile signature of such Person), but the Customer will hold the Bank harmless for the failure of an Authorized Person to send such confirmation in writing, the failure of such confirmation to conform to the telephone instructions received or the Bank's failure to produce such confirmation at any subsequent time. The Bank may electronically record any Instructions given by telephone, and any other telephone discussions with respect to the Custody Account. The Customer shall be responsible for safeguarding any testkeys, identification codes or other security devices which the Bank shall make available to the Customer or its Authorized Persons.

12.  STANDARD OF CARE; LIABILITIES.

     (a) The Bank shall be responsible for the performance of only such duties as are set forth in this Agreement or expressly contained in Instructions which are consistent with the provisions of this Agreement as follows:

     (i) The Bank will use reasonable care with respect to its obligations under this Agreement and the safekeeping of Assets. The Bank shall be liable to the Customer for any loss which shall occur as the result of the failure of a Subcustodian to exercise reasonable care with respect to the safekeeping of such Assets to the same extent that the Bank would be liable to the Customer if the Bank were holding such Assets in New York. In the event of any loss to the Customer by reason of the failure of the Bank or its Subcustodian to utilize reasonable care, the Bank shall be liable to the Customer only to the extent of the Customer's direct damages, to be determined based on the market value of the property which is the subject of the loss at the date of notification of such loss to Customer and without reference to any special conditions or circumstances. Alternatively, the Customer may, at its election and its sole expense, be subrogated to the rights of the Bank in respect of any Subcustodian in connection with such a loss. In no event shall the Bank be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Bank has been advised of the likelihood of such loss or damage and regardless of the form of action. Bank shall not be responsible for the insolvency of any Subcustodian which is not a branch or "Affiliate" of Bank, with the term "Affiliate" meaning any entity controlling, controlled by, or under common control with, Bank.

     (ii)

     The Bank shall be indemnified by, and without liability to the Customer for any action taken or omitted by the Bank whether pursuant to Instructions or otherwise within the scope of this Agreement if such act or omission was in good faith, without negligence and in compliance herewith. In performing its obligations under this Agreement, the Bank may rely on the genuineness of any document which it believes in good faith to have been validly executed.

     (iii) The Customer agrees to pay for and hold the Bank harmless from any liability or loss resulting from the imposition or assessment of any taxes or other governmental charges, and any related expenses with respect to income from or Assets in the Accounts.

     (iv) The Bank shall be entitled to rely, and may act, upon the advice of counsel (who may be counsel for the Customer) on all matters and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

     (v) The Bank need not maintain any insurance for the benefit of the Customer.

     (vi) Without limiting the foregoing, the Bank shall not be liable for any loss which results from: 1) the general risk of investing, or 2) investing or holding Assets in a particular country including, but not limited to, losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; currency restrictions, devaluations or fluctuations; and market conditions which prevent the orderly execution of securities transactions or affect the value of Assets.

     (vii) Neither party shall be liable to the other for any loss due to forces beyond their control including, but not limited to strikes or work stoppages, acts of war or terrorism, insurrection, revolution, nuclear fusion, fission or radiation, or acts of God; provided that. in the event of the occurrence of any of the foregoing events, the Bank shall take such steps as are reasonable to restore services within a reasonable time, but shall not be obligated thereby to settle any strike or resolve any work stoppage.

     (b)   Consistent with and without limiting the first paragraph of this
     Section 12, it is specifically acknowledged that the Bank shall have no duty or responsibility to:

     (i) question Instructions or make any suggestions to the Customer or an Authorized Person regarding such Instructions;

     (ii) supervise or make recommendations with respect to investments or the retention of Securities;

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

     (iii) advise the Customer or an Authorized Person regarding any default in the payment of principal or income of any security other than as provided in Section 5(c) and the last paragraph of (S)7 of this Agreement;

     (iv) evaluate or report to the Customer or an Authorized Person regarding the financial condition of any broker, agent or other party selected by Customer (other than any subcustodian) to which Securities are delivered or payments are made pursuant to this Agreement, provided, however, that the Bank shall exercise reasonable care when appointing any broker, agent or other party in its discretion.

     (v) review or reconcile trade confirmations received from brokers. The Customer or its Authorized Persons (as defined in Section 10) issuing Instructions shall bear any responsibility to review such confirmations against Instructions issued to and statements issued by the Bank.

     (c) The Customer authorizes the Bank to act under this Agreement notwithstanding that the Bank or any of its divisions or affiliates may have a material interest in a transaction, or circumstances are such that the Bank may have a potential conflict of duty or interest including the fact that the Bank or any of its affiliates may provide brokerage services to other customers, act as financial advisor to the issuer of Securities, act as a lender to the issuer of Securities, act in the same transaction as agent for more than one customer, have a material interest in the issue of Securities, or earn profits from any of the activities listed herein.

13.  FEES AND EXPENSES.

     The Customer agrees to pay the Bank for its services under this Agreement such amount as may be agreed upon in writing, together with the Bank's reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees. The Bank shall have a lien on and is authorized to charge any Accounts of the Customer for any amount owing to the Bank under any provision of this Agreement; provided that the Bank's security interest in a particular Security will terminate at the time the Customer pays the Bank the settlement amount for such Security in immediately available funds. The Bank shall give the Customer prompt subsequent notice of any charge against Cash made hereunder and not less than two days' prior notice of the liquidation or other disposition of any Security subject to lien in connection with the satisfaction of any amount owing to the Bank.

14.  MISCELLANEOUS.

     (a)   Foreign Exchange Transactions. To facilitate the administration of
           -----------------------------
the Customer's trading and investment activity, the Bank is authorized except as instructed to the contrary, to enter into spot or forward foreign exchange contracts with the Customer or an Authorized Person for the Customer and may also provide foreign exchange through its subsidiaries, affiliates or Subcustodians. Instructions, including standing instructions, may be issued with respect to such contracts but the Bank may establish rules or limitations concerning any foreign exchange facility made available. In all cases where the Bank, its subsidiaries, affiliates or Subcustodians enter into a foreign exchange contract related to Accounts, the terms and conditions of the then current foreign exchange contract of the Bank, its subsidiary, affiliate or Subcustodian and, to the extent not inconsistent, this Agreement shall apply to such transaction.

     (b)   Certification of Residency, etc.  The Customer certifies that it is a
           --------------------------------
resident of the United States and agrees to notify the Bank of any changes in residency. The Bank may rely upon this certification or the certification of such other facts as may be required to administer the Bank's obligations under this Agreement. The Customer will indemnify the Bank against all losses, liability, claims or demands arising directly or indirectly from any such certifications.

     (c)   Access to Records.  The Bank shall allow the Customer's independent
           ------------------
public accountant reasonable access to the records of the Bank relating to the Assets as is required in connection with their examination of books and records pertaining to the Customer's affairs. Subject to restrictions under applicable law, the Bank shall also obtain an undertaking to permit the Customer's independent public accountants reasonable access to the records of any Subcustodian which has physical possession of any Assets as may be required in connection with the examination of the Customer's books and records.

     (d)   Governing Law; Successors and Assigns.  This Agreement shall be
           --------------------------------------
governed by the laws of the State of New York and shall not be assignable by either party, but shall bind the successors in interest of the Customer and the Bank.

     (e)   Entire Agreement; Applicable Riders.  Customer represents that the
           ------------------------------------
Assets deposited in the Accounts are (Check one):

     ____ Employee Benefit Plan or other assets subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

        x  Mutual Fund assets subject to certain Securities and Exchange
      -----
Commission ("SEC") rules
     and regulations;

     ____  Neither of the above.

     This Agreement consists exclusively of this document together with Schedule A, Exhibits I - _______ and the following Rider(s) [Check applicable rider(s)]:

     ____  ERISA

      x    MUTUAL FUND
     ----

      x    PROXY VOTING
     ----

     ____  SPECIAL TERMS AND CONDITIONS

     There are no other provisions of this Agreement and this Agreement supersedes any other agreements, whether written or oral, between the parties. Any amendment to this Agreement must be in writing, executed by both parties.

     (f)   Severability.  In the event that one or more provisions of this
           -------------
Agreement are held invalid, illegal or enforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

     (g)   Waiver. Except as otherwise provided in this Agreement, no failure or
           -------
delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless in writing and signed by the party against whom the waiver is to be enforced.

     (h)   Notices.  All notices under this Agreement shall be effective when
           --------
actually received. Any notices or other communications which may be required under this Agreement are to be sent to the parties at the following addresses or such other addresses as may subsequently be given to the other party in writing:


     Bank:     The Chase Manhattan Bank
               4 Chase MetroTech Center
               Brooklyn, NY  11245
               Attention:  Global Custody Division

               or telex: __________________________________


     Customer: VAN ECK FUNDS


               or telex: __________________________________


     (i)   Termination.  This Agreement may be terminated by the Customer or the
           ------------
Bank by giving sixty (60) days written notice to the other, provided that such notice to the Bank shall specify the names of the persons to whom the Bank shall deliver the Assets in the Accounts. If notice of termination is given by the Bank, the Customer shall, within sixty (60) days (or such other amount of days as is contemplated by the Extension Notice) following receipt of the notice, deliver to the Bank Instructions specifying the names of the persons to whom the Bank shall deliver the Assets. In either case the Bank will deliver the Assets to the persons so specified, after deducting any amounts which the Bank determines in good faith to be owed to it under Section 13. If within sixty (60) days following receipt of a notice of termination by the Bank, the Bank does not receive Instructions from the Customer specifying the names of the persons to whom the Bank shall deliver the Assets, the Bank, at its election, may deliver the Assets to a bank or trust company doing business in the State of New York to be held and disposed of pursuant to the provisions of this Agreement, or to Authorized Persons, or may continue to hold the Assets until Instructions are provided to the Bank; provided that, where the Bank is the terminating party and the Bank had not notified the Customer that termination was for breach of this Agreement by the Customer, such sixty (60) day period shall be extended for an additional period as requested by Customer of up to one hundred and twenty (120) days.

     (j)   Nonrecourse Obligations.  A copy of the Master Trust Agreement, as
           -----------------------
amended from time to time, of the Customer is on file with Secretary of State of Massachusetts, and notice is hereby given that this Agreement is not executed on behalf of the Trustees of the Customer as individuals, and the obligations of this Agreement are not binding upon any of the Trustees, officers, or shareholders of the Customer individually, but are binding only upon the assets and property of the Customer. The Bank agrees that no shareholder, Trustee or officer of the Customer may be held personally liable or responsible for any obligations of the Customer arising hereunder.

     (k)   Several Obligations of the Portfolios. The Customer is series company
           -------------------------------------
with multiple portfolios and has entered into this Agreement on behalf of those portfolios identified in Exhibit __ hereto, as amended from time to time on notice to the Bank (each a "Portfolio"). With respect to any obligation of the Customer on behalf of any Portfolio arising hereunder, the Bank shall look for payment or satisfaction of such obligation solely to the assets and property of the Portfolio to which such obligation relates as though the Customer had separately contracted with the Bank by separate written instrument with respect to each Portfolio. In addition this Agreement may be terminated with respect to one or more Portfolios in accordance with the terms of paragraph (i) hereof.

                              VAN ECK FUNDS


                              By:____________________________________________
                              Title:
                              Date:



                              THE CHASE MANHATTAN BANK


                              By:____________________________________________
                              Title:
                              Date:

STATE OF            )
                    :  ss.
COUNTY OF           )


     On this                 day of          , 1996, before me personally came
             , to me known, who being by me duly sworn, did depose and say that
he/she resides in                                                     at, that
he/she is                                                 of, the entity
described in and which executed the foregoing instrument; that he/she knows the seal of said entity, that the seal affixed to said instrument is such seal, that it was so affixed by order of said entity, and that he/she signed his/her name thereto by like order.



Sworn to before me this ______________

day of ______________, 1996.

      Notary

STATE OF NEW YORK        )
                         :  ss.
COUNTY OF NEW YORK       )


     On this              day of           , 1996, before me personally came
                                      ,to me known, who being by me duly sworn,
did depose and say that he/she resides in at; that he/she is a Vice President of THE CHASE MANHATTAN BANK, the corporation described in and which executed the foregoing instrument; that he/she knows the seal of said corporation, that the seal affixed to said instrument is such corporate seal, that it was so affixed by order of the Board of Directors of said corporation, and that he/she signed his/her name thereto by like order.


Sworn to before me this ___________________

day of ________________, 1996

      Notary

                 Mutual Fund Rider to Global Custody Agreement

                     Between The Chase Manhattan Bank and

                                 VAN ECK FUNDS

                          effective August     , 1996

     Customer represents that the Assets being placed in the Bank's custody are subject to the Investment Company Act of 1940 (the Act), as the same may be amended from time to time.

     Except to the extent that the Bank has specifically agreed to comply with a condition of a rule, regulation, interpretation promulgated by or under the authority of the SEC or the Exemptive Order applicable to accounts of this nature issued to the Bank (Investment Company Act of 1940, Release No. 12053, November 20, 1981), as amended, or unless the Bank has otherwise specifically agreed, the Customer shall be solely responsible to assure that the maintenance of Assets under this Agreement complies with such rules, regulations, interpretations or exemptive order promulgated by or under the authority of the Securities Exchange Commission.

     The following modifications are made to the Agreement:

     Section 3.  Subcustodians and Securities Depositories.
                 ------------------------------------------

     Add the following language to the end of Section 3:

     The terms Subcustodian and securities depositories as used in this Agreement shall mean a branch of a qualified U.S. bank, an eligible foreign custodian or an eligible foreign securities depository, which are further defined as follows:

     (a) "qualified U.S. Bank" shall mean a qualified U.S. bank as defined in Rule 17f-5 under the Investment Company Act of 1940;

     (b) "eligible foreign custodian" shall mean (i) a banking institution or trust company incorporated or organized under the laws of a country other than the United States that is regulated as such by that country's government or an agency thereof and that has shareholders' equity in excess of $200 million in U.S. currency (or a foreign currency equivalent thereof), (ii) a majority owned direct or indirect subsidiary of a qualified U.S. bank or bank holding company that is incorporated or organized under the laws of a country other than the United States and that has shareholders' equity in excess of $100 million in U.S. currency (or a foreign currency equivalent thereof) (iii) a banking institution or trust company incorporated or organized under the laws of a country other than the United States or a majority owned direct or indirect subsidiary of a qualified U.S. bank or bank holding company that is incorporated or organized under the laws of a country other than the United States which has such other qualifications as shall be specified in Instructions and approved by the Bank; or (iv) any other entity that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC; and

     (c) "eligible foreign securities depository" shall mean a securities depository or clearing agency, incorporated or organized under the laws of a country other than the United States, which operates (i) the central system for handling securities or equivalent book-entries in that country, or (ii) a transnational system for the central handling of securities or equivalent book-entries.

     The Customer represents that its Board of Directors has approved each of the Subcustodians listed in Schedule A to this Agreement and the terms of the subcustody agreements between the Bank and each Subcustodian, which are attached as Exhibits I through _____ of Schedule A, and further represents that its Board has determined that the use of each Subcustodian and the terms of each subcustody agreement are consistent with the best interests of the Fund(s) and its (their) shareholders. The Bank will supply the Customer with any amendment to Schedule A for approval. The Customer has supplied or will supply the Bank with certified copies of its Board of Directors resolution(s) with respect to the foregoing prior to placing Assets with any Subcustodian so approved.

     Section 11. Instructions.
                 -------------

     Add the following language to the end of Section 11:

     Deposit Account Payments and Custody Account Transactions made pursuant to
     Section 5 and 6 of this Agreement may be made only for the purposes listed below. Instructions must specify the purpose for which any transaction is to be made and Customer shall be solely responsible to assure that Instructions are in accord with any limitations or restrictions applicable to the Customer by law or as may be set forth in its prospectus.

     (a) In connection with the purchase or sale of Securities at prices as confirmed by Instructions;

     (b) When Securities are called, redeemed or retired, or otherwise become payable;

     (c) In exchange for or upon conversion into other securities alone or other securities and cash pursuant to any plan or merger, consolidation, reorganization, recapitalization or readjustment;

     (d) Upon conversion of Securities pursuant to their terms into other securities;

     (e) Upon exercise of subscription, purchase or other similar rights represented by Securities;

     (f) For the payment of interest, taxes, management or supervisory fees, distributions or operating expenses;

     (g) In connection with any borrowings by the Customer requiring a pledge of Securities, but only against receipt of amounts borrowed;

     (h) In connection with any loans, but only against receipt of adequate collateral as specified in Instructions which shall reflect any restrictions applicable to the Customer;

     (i) For the purpose of redeeming shares of the capital stock of the Customer and the delivery to, or the crediting to the account of, the Bank, its Subcustodian or the Customer's transfer agent, such shares to be purchased or redeemed;

     (j) For the purpose of redeeming in kind shares of the Customer against delivery to the Bank, its Subcustodian or the Customer's transfer agent of such shares to be so redeemed;

     (k) For delivery in accordance with the provisions of any agreement among the Customer, the Bank and a broker-dealer registered under the Securities Exchange Act of 1934 (the "Exchange Act") and a member of The National Association of Securities Dealers, Inc. ("NASD"), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Customer;

     (l) For release of Securities to designated brokers under covered call options, provided, however, that such Securities shall be released only upon payment to the Bank of monies for the premium due and a receipt for the Securities which are to be held in escrow. Upon exercise of the option, or at expiration, the Bank will receive from brokers the Securities previously deposited. The Bank will act strictly in accordance with Instructions in the delivery of Securities to be held in escrow and will have no responsibility or liability for any such Securities which are not returned promptly when due other than to make proper request for such return;

     (m) For spot or forward foreign exchange transactions to facilitate security trading, receipt of income from Securities or related transactions;

     (n) For other proper purposes as may be specified in Instructions issued by an officer of the Customer which shall include a statement of the purpose for which the delivery or payment is to be made, the amount of the payment or specific Securities to be delivered, the name of the person or persons to whom delivery or payment is to be made, and a certification that the purpose is a proper purpose under the instruments governing the Customer; and

     (o)  Upon the termination of this Agreement as set forth in Section 14(i).

     Section 12.  Standard of Care; Liabilities.
                  ------------------------------

     Add the following subsection (c) to Section 12:

     (c) The Bank hereby warrants to the Customer that in its opinion, after due inquiry, the established procedures to be followed by each of its branches, each branch of a qualified U.S. bank, each eligible foreign custodian and each eligible foreign securities depository holding the Customer's Securities pursuant to this Agreement afford protection for such Securities at least equal to that afforded by the Bank's established procedures with respect to similar securities held by the Bank and its securities depositories in New York.

     Section 14. Access to Records.
                 ------------------

     Add the following language to the end of Section 14(c):
     -------------------------------------------------------

     Upon reasonable request from the Customer, the Bank shall furnish the Customer such reports (or portions thereof) of the Bank's system of internal accounting controls applicable to the Bank's duties under this Agreement. The Bank shall endeavor to obtain and furnish the Customer with such similar reports as it may reasonably request with respect to each Subcustodian and securities depository holding the Customer's assets.

                          GLOBAL PROXY SERVICE RIDER

                          To Global Custody Agreement

                                    Between

                           THE CHASE MANHATTAN BANK

                                      AND

                        VAN ECK FUNDS (the "Customer")

                             dated August  , 1996.

1. Global Proxy Services (the "Services") shall be provided for the countries listed in the procedures and guidelines ("Procedures") furnished to Customer, as the same may be amended by the Bank from time to time on prior notice to Customer. The Procedures are incorporated by reference herein and form a part of this Rider.

2. The Service shall consist of those elements as set forth in the Procedures, and shall include (a) notifications ("Notifications") by the Bank to Customer of the dates of pending shareholder meetings, resolutions to be voted upon and the return dates as may be received by the Bank or provided to the Bank by its Subcustodians or third parties, and (b) voting by the Bank of proxies based on Customer Directions. Original proxy materials or copies thereof shall not be provided. Notifications shall generally be in English and, where necessary, shall be summarized and translated from such non-English materials as have been made available to the Bank or its subcustodian. In this respect the Bank's only obligation is to provide information from sources it believes to be reliable and/or to provide materials summarized and/or translated in good faith. the Bank reserves the right to provide Notifications, or parts thereof, in the language received. Upon reasonable advance request by Customer, backup information relative to Notifications, such as annual reports, explanatory material concerning resolutions, management recommendations or other material relevant to the exercise of proxy voting rights shall be provided as available, but without translation.

3. While the Bank shall attempt to provide accurate and complete Notifications, whether or not translated, the Bank shall not be liable for any losses or other consequences that may result from reliance by Customer upon Notifications where the Bank prepared the same in good faith.

4 Notwithstanding the fact that the Bank may act in a fiduciary capacity with respect to Customer under other agreements or otherwise under the Agreement, in performing Services the Bank shall be acting solely as the agent of Customer, and shall not exercise any discretion with regard to such Services.

5. Proxy voting may be precluded or restricted in a variety of circumstances, including, without limitation, where the relevant Financial Assets are: (i) on loan; (ii) at registrar for registration or reregistration; (iii) the subject of a conversion or other corporate action; (iv) not held in a name subject to the control of the Bank or its subcustodian or are otherwise held in a manner which precludes voting; (v) not capable of being voted on account of local market regulations or practices or restrictions by the issuer; or (vi) held in a margin or collateral account.

6 Customer acknowledges that in certain countries the Bank may be unable to vote individual proxies but shall only be able to vote proxies on a net basis (e.g., a net yes or no vote given the voting instructions received
            ---
     from all customers).

7. Customer shall not make any use of the information provided hereunder, except in connection with the funds or plans covered by this Agreement, and shall in no event sell, license, give or otherwise make the information provided hereunder available, to any third party, and shall not directly or indirectly compete with the Bank or diminish the market for the Services by provision of such information, in whole or in part, for compensation or otherwise, to any third party.

8. The names of Authorized Persons for Services shall be furnished to the Bank in accordance with (S)10 of the Agreement. Fees for the Services shall be agreed as set forth in (S)13 of the Agreement.

                              DOMESTIC AND GLOBAL

                      SPECIAL TERMS AND CONDITIONS RIDER
                      ----------------------------------

Domestic Corporate Actions and Proxies
--------------------------------------

With respect to domestic U.S. and Canadian Securities (the latter if held in DTC), the following provisions will apply rather than the pertinent provisions of Section 8 of the Agreement and the Global Proxy Service rider:

     Bank shall send to Customer or the Authorized Person for a Securities Account, such proxies (signed in blank, if issued in the name of Bank's nominee or the nominee of a central depository) and communications with respect to Financial Assets in the Securities Account as call for voting or relate to legal proceedings within a reasonable time after sufficient copies are received by Bank for forwarding to its customers. In addition, Bank shall follow coupon payments, redemptions, exchanges or similar matters with respect to Financial Assets in the Securities Account and advise Customer or the Authorized Person for such Account of rights issued, tender offers or any other discretionary rights with respect to such Financial Assets, in each case, of which Bank has received notice from the issuer of the Financial Assets, or as to which notice is published in publications routinely utilized by Bank for this purpose.

     AMENDMENT, dated ________, 1996 to the ___________1996 custody agreement ("Agreement"), between VAN ECK FUNDS ("Customer"), having a place of business at ________________, and The Chase Manhattan Bank ("Bank"), having a place of business at 270 Park Ave., New York, N.Y. 10017

     It is hereby agreed as follows:

     Section 1. Except as modified hereby, the Agreement is confirmed in all respects. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

     Section 2. The Agreement is amended as follows by adding the following as new (S)15:

          "(a) "CMBI" shall mean Chase Manhattan Bank International, an indirect wholly-owned subsidiary of Bank, located in Moscow, Russia, and any nominee companies appointed by it.

          "(b) "International Financial Institution" shall mean any bank in the top 1,000 (together with their affiliated companies) as measured by "Tier 1" capital or any broker/dealer in the top 100 as measured by capital.

          "(c)  "Negligence" shall mean the failure to exercise "Reasonable
Care".

          "(d) "No-Action Letter" shall mean the response of the Securities and Exchange Commission's Office of Chief Counsel of Investment Management, dated April 18, 1995, in respect of the Templeton Russia Fund, Inc. (SEC Ref. No. 95-151-CC, File No. 811-8788) providing "no-action" relief under (S)17(f) of The Investment Company Act of 1940, as amended, and SEC Rule 17f-5 thereunder, in connection with custody of such Templeton Russia Fund, Inc.'s investments in Russian Securities.

          "(e) "Reasonable Care" shall mean the use of reasonable custodial practices under the applicable circumstances as measured by the custodial practices then prevailing in Russia of International Financial Institutions acting as custodians for their institutional investor clients in Russia.

          "(f) "Registrar Company" shall mean any entity providing share registration services to an issuer of Russian Securities.

          "(g) "Registrar Contract" shall mean a contract between CMBI and a Registrar Company (and as the same may be amended from time to time) containing, inter alia, the contractual provisions described at paragraphs (a)-(e) on pps.
----- ----
5-6 of the No-Action Letter.

          "(h) "Russian Security" shall mean a Security issued by a Russian issuer.

          "(i) "Share Extract" shall mean: (i) an extract of its share registration books issued by a Registrar Company indicating an investor's ownership of a security; and (ii) a form prepared by CMBI or its agent in those cases where a Registrar Company is unwilling to issue a Share Extract.

     Section 3. Section 6(a) of the Agreement is amended by adding the following at the end thereof: "With respect to Russia, payment for Russian Securities shall not be made prior to the issuance and receipt of the Share Extract relating to such Russian Security. Delivery of Russian Securities may be made in accordance with the customary or established securities trading or securities processing practices and procedures in Russia. Delivery of Russian Securities may also be made in any manner specifically required by Instructions acceptable to the Bank. Customer shall promptly supply such transaction and settlement information as may be requested by Bank or CMBI in connection with particular transactions."

     Section 4. Section 8 of the Agreement is amended by adding a new paragraph to the end thereof as follows: "It is understood and agreed that Bank need only use its reasonable efforts with respect to performing the functions described in this (S)8 with respect to Russian Securities, it being understood that proxy voting services are not available."

     Section 5. Section 12(a)(i) of the Agreement is amended with respect to Russian custody by deleting the phrase "reasonable care" wherever it appears and substituting, in lieu thereof, the phrase "Reasonable Care".

     Section 6. Section 12(a)(i) of the Agreement is further amended with respect to Russian custody by inserting the following at the end of the first sentence thereof: "; provided that, with respect to Russian Securities, Bank's responsibilities shall be limited to safekeeping of relevant Share Extracts."

     Section 7. Section 12(a)(i) of the Agreement is further amended with respect to Russian custody by inserting the following after the second sentence thereof: "Delegation by Bank to CMBI shall not relieve Bank of any responsibility to Customer for any loss due to such delegation, and Bank shall be liable for any loss or claim arising out of or in connection with the performance by CMBI of such delegated duties to the same extent as if Bank had itself provided the custody services hereunder. In connection with the foregoing, neither Bank nor CMBI shall assume responsibility for, and neither shall be liable for, any action or inaction of any Registrar Company and no Registrar Company shall be, or shall be deemed to be, Bank, CMBI, a Subcustodian, a securities depository or the employee, agent or personnel of any of the foregoing. To the extent that CMBI employs agents to perform any of the functions to be performed by Bank or CMBI with respect to Russian Securities, neither Bank nor CMBI shall be responsible for any act, omission, default or for the solvency of any such agent unless the appointment of such agent was made with Negligence or in bad faith, except that where Bank or CMBI uses (i) an affiliated nominee or (ii) an agent to perform the share registration or share confirmation functions described in paragraphs (a)-(e) on pps. 5-6 of the No-Action Letter, and, to the extent applicable to CMBI, the share registration functions described on pps. 2-3 of the No-Action Letter, Bank and CMBI shall be liable to Customer as if CMBI were responsible for performing such services itself."

     Section 8. Section 12(a)(ii) is amended with respect to Russian custody by deleting the word "negligently" and substituting, in lieu thereof, the word "Negligently".

     Section 9. Section 12(a)(iii) is amended with respect to Russian custody by deleting the word "negligence" and substituting, in lieu thereof, the word "Negligence".

     Section 10. Add a new Section 16 to the Agreement as follows:

          "(a) Bank will advise Customer (and will update such advice from time to time as changes occur) of those Registrar Companies with which CMBI has entered into a Registrar Contract. Bank shall cause CMBI both to monitor each Registrar Company and to promptly advise Customer and its investment advisor when CMBI has actual knowledge of the occurrence of any one or more of the events described in paragraphs (i)-(v) on pps. 8-9 of the No-Action Letter with respect to a Registrar Company that serves in that capacity for any issuer the shares of which are held by Customer.

          "(b) Where Customer is considering investing in the Russian Securities of an issuer as to which CMBI does not have a Registrar Contract with the issuer's Registrar Company, Customer may request that Bank ask that CMBI both consider whether it would be willing to attempt to enter into such a Registrar Contract and to advise Customer of its willingness to do so. Where CMBI has agreed to make such an attempt, Bank will advise Customer of the occurrence of any one or more of the events described in paragraphs (i)-(iv) on pps. 8-9 of the No-Action Letter of which CMBI has actual knowledge.

          (c) Where Customer is considering investing in the Russian Securities of an issuer as to which CMBI has a Registrar Contract with the issuer's Registrar Company, Customer may advise Bank of its interest in investing in such issuer and, in such event, Bank will advise Customer of the occurrence of any one or more of the events described in paragraphs (i)-(v) on pps. 8-9 of the No-Action Letter of which CMBI has actual knowledge."

     Section 11. Add a new Section 17 to the Agreement as follows: "Customer shall pay for and hold Bank and CMBI harmless from any liability or loss resulting from the imposition or assessment of any taxes (including, but not limited to, state, stamp and other duties) or other governmental charges, and any related expenses incurred by Bank, CMBI or their respective agents with respect to income on Customer's Russian Securities.

     Section 12. Add a new Section 18 to the Agreement as follows: "Customer acknowledges and agrees that CMBI may not be able, in given cases and despite its reasonable efforts, to obtain a Share Extract from a Registrar Company and CMBI shall not be liable in any such event including with respect to any losses resulting from such failure."

     Section 13. Add a new Section 19 to the Agreement as follows: "Customer acknowledges that it has received, reviewed and understands Bank's market report for Russia, including, but not limited to, the risks described therein."

     Section 14. Add a new Section 20 to the Agreement as follows: "Subject to the cooperation of a Registrar Company, for at least the first two years following CMBI's first use of a Registrar Company, Bank shall cause CMBI to conduct share confirmations on at least a quarterly basis, although thereafter confirmations may be conducted on a less frequent basis if Customer's Board of Directors, in consultation with CMBI, determines it to be appropriate."

     Section 15. Add a new Section 21 to the Agreement as follows: "Bank shall cause CMBI to prepare for distribution to Customer's Board of Directors a quarterly report identifying: (i) any concerns it has regarding the Russian share registration system that should be brought to the attention of the Board of Directors; and (ii) the steps CMBI has taken during the reporting period to ensure that Customer's interests continue to be appropriately recorded."

     Section 16. Add a new Section 22 to the Agreement as follows: "Except as provided in new (S)16(b), the services to be provided by Bank hereunder will be provided only in relation to Russian Securities for which CMBI has entered into a Registrar Contract with the relevant Registrar Company."

                             *********************


     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

VAN ECK FUNDS                        THE CHASE MANHATTAN BANK


By: ___________________                By: _________________

Name:                                  Name:

Title:                                 Title:

Date:                                  Date:

                                       3